Exhibit 99.4

Contact:	Ann Takiguchi Marcos	For Immediate Release
	VP & PR/Communications Manager	NYSE - CPF
	Phone: (808) 544-0685	Website: centralpacificbank.com

NEWS RELEASE

Central Pacific Bank Promotes Curtis W. Chinn to Executive Vice President and
Chief Credit Officer

Honolulu, HI – January 31, 2006 –Central Pacific Bank has announced the appointment of Curtis W. Chinn as Executive Vice President and Chief Credit Officer. In this role, Chinn oversees all credit-related programs and the overall credit quality for the bank.

Chinn succeeds Douglas R. Weld, who resigned on October 2, 2005. For the past four months, Chinn has served as Senior Vice President and Acting Chief Credit Officer. During the interim, an executive placement firm was retained and an independent search conducted, with Mr. Chinn selected as the top candidate.

Chinn joined Central Pacific Bank in 2003 as Senior Vice President and Commercial Banking Division Manager of the Financial Services Group, overseeing the Financial Services’ sales teams, including commercial lending functions. Previously, Chinn worked at Silicon Valley Bank as Senior Vice President in the Specialty Finance Division, and at Bank of Hawaii as Senior Vice President and Division Manager of the Insurance Services Division, the Leasing Division and the Corporate Banking Division. He is a 26-year veteran of the financial services industry.

Active in the community, Chinn serves on the boards for the Hawaii Nature Center and the Juvenile Diabetes Research Foundation, Hawaii Chapter. He is also a member of the Outrigger Canoe Club and the Pacific Club.

Chinn is a graduate of the University of California, Davis, with a BA and MA in Economics. He is a resident of Honolulu.

Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.0 billion in assets. Central Pacific Bank, its primary subsidiary, operates 37 branches statewide, including four supermarket branches and more than 90 ATMs. For additional information, please visit our website at www.centralpacificbank.com.

Member FDIC

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